Exhibit 99.1

CADENCE PHARMACEUTICALS ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, CA – November 14, 2011 – Cadence Pharmaceuticals, Inc. (Nasdaq: CADX) today announced its intention to offer and sell $75 million worth of shares of its common stock in an underwritten public offering. Cadence also expects to grant to the underwriters for the offering a 30-day option to purchase additional shares of common stock to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Deutsche Bank Securities Inc. is acting as sole book-running manager and Leerink Swann LLC is acting as lead manager for the offering.

The securities described above are being offered by Cadence pursuant to a shelf registration statement that has been previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901, or by telephone at: (800) 503-4611, or by email at: prospectus.cpdg@db.com. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, but are not limited to, statements regarding the completion, timing and size of the proposed public offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties, including, without limitation, those associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as those inherent in Cadence’s business and finances in general, including the risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic and other public filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date

Cadence Pharmaceuticals Announces Proposed Public Offering of Common Stock

hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.